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EXHIBIT 23.03

Consent of Independent Registered Public Accounting Firm

The Members
NRG Yield LLC:

        We consent to the use of our report dated May 29, 2015, with respect to the consolidated balance sheets of NRG Yield LLC as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), members' equity, and cash flows for each of the years in the three-year period ended December 31, 2014, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania
May 29, 2015

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  EXHIBIT 23.03
Consent of Independent Registered Public Accounting Firm